Exhibit 10.1

Outside Director Compensation Summary

Directors who are not employees of the Company or its subsidiaries receive an annual cash retainer fee of $10,000. In addition, members of the Board of Directors serving on the Compensation Committee, Nominating and Governance Committee or Mergers and Acquisitions Committee receive annual cash compensation of $5,000 per committee. Members of the Audit Committee receive $7,500 in annual cash compensation and the Chairman of the Audit Committee receives $10,000 in annual cash compensation. Under the 2004 Equity Incentive Plan, non-employee directors receive grants of options to purchase up to 30,000 shares of InPhonic Inc. common stock upon joining the Board of Directors and awards of 7,000 shares of restricted stock and grants of options to purchase 3,000 shares of common stock annually, as decided by the Compensation Committee. Directors are also reimbursed for travel, lodging and other reasonable expenses related to attendance at Board of Directors and committee meetings.